EXHIBIT 99

Seafarer Exploration Corp. Subsidiary Renews Agreement

New York, N.Y.  (11/06/08)  --  Seafarer Exploration Corp. (OTCBB:  SFRX) announced today that its wholly owned subsidiary Seafarer Exploration, Inc. (“Seafarer”)  has successfully renewed its Agreement (the “Agreement”) with the State of Florida’s Division of Historical Resources (the “Division”) and Tulco Resources, Ltd.

The Agreement relates to archaeological work to be conducted on sovereignty submerged lands of the State of Florida for the purpose of recording archeological information and recovering historic shipwreck artifacts. The Division has granted Seafarer permission to remove artifacts, in accordance with the covenants and conditions provided in the Agreement, from certain sovereignty submerged lands that are described in the Agreement.

Seafarer’s CEO Kyle Kennedy commented, “We would like to thank the staff at the Division, in particular the personnel at the Bureau of Archaeological Research with a very special thank you to Bureau Chief and State Archeologist Dr. Ryan Wheeler and Archeologist Mr. Daniel McClarnon, for their hard work, support and dedication in processing our renewal Agreement in a very efficient and expedient manner.  Our team is dedicated to being a good corporate citizen while attempting to build shareholder value. With the renewal of our Agreement now completed we can focus our corporate efforts on further exploring the Jupiter wreck. It is our hope that over the course of the next year we will be able locate historic artifacts and learn more about the Jupiter wreck so that we can share this important archeological, historical and cultural information with the citizens of the great state of Florida and the rest of the world.”

Disclaimer:

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed acquisition and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.
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Contact:

Tammy Sassin, Corporate Communications
813-448-3577
tammy@seafarerexplorationcorp.com

Source:  Seafarer Exploration Corp.